Exhibit 10.1

Stewart Information Services Corporation 1980 Post Oak Blvd. Houston, TX 77056 713-625-8100 800-729-1900 National www.stewart.com NYSE:STC
August 25, 2008
Joseph Allen Berryman
21503 Ganton Drive
Katy, TX 77450
Dear Allen:
We are pleased to confirm our offer to you of the position of Executive Vice President and Chief Financial Officer of Stewart Information Services Corporation (“SISCO”) and Stewart Title Guaranty Company (“STG”), the initial terms of which are set forth below and have been approved by the SISCO and STG Boards of Directors.

Title:	Executive Vice President, Chief Financial Officer and Secretary-Treasurer, Stewart Information Services Corporation and Executive Vice President, Chief Financial Officer and Secretary-Treasurer, Stewart Title Guaranty Company
Monthly Salary:	$20,833.33 ($250,000 annually)
Bonus:	Eligible for bonuses up to 60% of base salary based on completion of goals and targets approved by the Compensation Committee of the Board of Directors
Initial Signing Bonus	$4,000.00
Long Term	Eligible for stock options/grants as determined by the Compensation Committee of
Incentive;	the Board of Directors and the Board of Directors up to approximately 100% of base salary
Auto Allowance:	$600.00 per month
Vacation:	Eligible for 3 weeks of vacation after completion of 6 months of service
Start Date:	September 2, 2008
Location:	Houston, Texas
Benefits:	Eligible for participation in SISCO/STG’s standard package of employee benefit programs, including (with a minimum of 20 hours worked per week) the Flex, Health and Welfare benefit plans as well as the 401(k) Salary Deferral Plan, beginning the first of the month following or coinciding with 90 days of employment and upon completion of enrollment elections.
You may terminate your employment with STG, and resign from your positions with SISCO and STG at any time, with or without reason, and STG has the right to terminate your employment, or remove you as an officer of SISCO or STG, at any time with or without a reason or cause. Your employment is “at will”.
This employment offer does not constitute an express or implied contract of employment for any specified duration of time.
We are confident that SISCO and STG can offer you a challenging and rewarding opportunity. We look forward to your acceptance of our offer. Please sign below to indicate you understand, agree to and accept the terms of this offer and are not currently party to any employment agreement or any non-compete or other restrictive agreements that would affect your employment status with us. You may be required to sign a confidentiality and non-disclosure agreement upon hire. This offer supersedes any prior communication between us, whether written or oral and expires on August 28, 2008.

/s/ Matthew W. Morris Matthew W. Morris	Accepted:	/s/ Joseph Allen Berryman Joseph Allen Berryman
Sr. Executive Vice President
25 Aug 2008
Date